Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

April 27, 2023

NATIONAL RETAIL PROPERTIES, INC. CHANGES NAME

TO NNN REIT, INC.

Orlando, Florida, April 27, 2023 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, announced today that its Board of Directors unanimously approved changing the company’s name to NNN REIT, Inc. (“NNN REIT”), effective May 1, 2023.

“NNN has a legacy of consistency. The name NNN REIT capitalizes on our three decades of equity using NNN as our ticker symbol on the New York Stock Exchange as well as two decades using nnnreit as the foundation of our website and email addresses,” said Steve Horn, Chief Executive Officer. “The name change does not signal any change in our investment strategy or balance sheet management. This simplified name is easier to remember and is distinctive in our space.”

NNN REIT was formed in 1984 and listed on the New York Stock Exchange in January 1994. The company’s common stock will trade under the new name on the New York Stock Exchange beginning on May 8, 2023. The company’s ticker symbol, NNN, and CUSIP number will remain the same, as will its website, www.nnnreit.com.

“NNN has a strong track record of maintaining a disciplined approach of operating all aspects of our business with a multi-year view. We believe NNN REIT is the right identity for our company as we move forward and strive to provide long-term value at below average risk for our shareholders,” Horn added.

NNN REIT invests primarily in high-quality retail properties subject generally to long-term, net leases. As of December 31, 2022, the company owned 3,411 properties in 48 states with a gross leasable area of approximately 35.0 million square feet and with a weighted average remaining lease term of 10.4 years. NNN is one of only three publicly traded REITs to have increased annual dividends for 33 or more consecutive years. For more information on the company, visit www.nnnreit.com.

450 S. Orange Ave., Suite 900 Orlando, FL 32801
(800) NNN-REIT www.nnnreit.com